UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 6, 2005

(June 2, 2005)

STORAGE TECHNOLOGY CORPORATION

(Exact Name of Registrant As Specified In Its Charter)

Delaware	1-7534	84-0593263
(State or jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

One StorageTek Drive, Louisville, Colorado 80028-4309
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (303) 673-5151

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On June 2, 2005, Storage Technology Corporation, a Delaware corporation (“StorageTek”), entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Sun Microsystems, Inc., a Delaware corporation (“Sun”) and Stanford Acquisition Corporation, a Delaware corporation and direct wholly-owned subsidiary of Sun (the “Merger Sub”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into StorageTek, with StorageTek continuing as the surviving corporation and a wholly-owned subsidiary of Sun (the “Merger”).

Merger Agreement

At the effective time and as a result of the Merger, each share of StorageTek common stock issued and outstanding immediately prior to the effective time of the Merger will be canceled and extinguished and automatically converted into the right to receive an amount of cash equal to $37.00, without interest.

Consummation of the Merger is subject to customary conditions, including (i) approval of the Merger Agreement and the Merger by the stockholders of StorageTek and (ii) expiration or termination of the applicable Hart-Scott-Rodino waiting period and receipt of certain foreign antitrust approvals.

The Merger Agreement contains certain termination rights for both Sun and StorageTek, and further provides that, upon termination of the Merger Agreement under specified circumstances, StorageTek may be required to pay Sun a termination fee of $133 million.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated into this report by reference.

Voting Agreement

StorageTek and Sun have entered into a voting agreement (the “Voting Agreement”) with each of the directors (the “Stockholder”) of StorageTek, substantially in the form of Exhibit 10.1 hereto. The Voting Agreement provides that the Stockholder will vote all shares of capital stock of StorageTek such person beneficially owns in favor of the approval of the Merger Agreement and the Merger, against approval of any proposal made in opposition to or in competition with the consummation of the Merger and against certain other material transactions or changes in capitalization or structure. The Voting Agreement terminates on the earlier of the date of the Merger or the date that the Merger Agreement has been validly terminated.

The foregoing description of the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the Voting Agreement, which is filed as Exhibit 10.1 hereto, and is incorporated into this report by reference.

Additional Information and Where to Find It

StorageTek has agreed to file a proxy statement in connection with the proposed Merger. The proxy statement will be mailed to the stockholders of StorageTek. StorageTek’s stockholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the Merger and StorageTek. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the Securities and Exchange Commission (the “SEC”) at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by StorageTek by going to StorageTek’s Investor Relations page on its corporate website at www.storagetek.com.

In addition, StorageTek and its officers and directors may be deemed to be participants in the solicitation of proxies from StorageTek’s stockholders with respect to the Merger. A description of any interests that StorageTek’s officers and directors have in the Merger will be available in the proxy statement. In addition, Sun may be deemed to have participated in the solicitation of proxies from StorageTek’s stockholders in favor of the approval of the Merger Agreement. Information concerning Sun’s directors and executive officers is set forth in Sun’s proxy statement for its 2004 annual meeting of stockholders, which was filed with the SEC on September 22, 2004, and annual report on Form 10-K filed with the SEC on September 13, 2004. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to Sun’s Investor Relations page on its corporate website at www.sun.com.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

2.1	Agreement and Plan of Merger by and among Sun Microsystems, Inc., Stanford Acquisition Corporation and Storage Technology Corporation dated as of June 2, 2005

10.1	Form of Voting Agreement, dated as of June 2, 2005, by and among Sun Microsystems, Inc., Storage Technology Corporation and certain stockholders

99.1	Press Release issued jointly by Sun Microsystems, Inc. and Storage Technology Corporation, dated June 2, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 6, 2005	Storage Technology Corporation
	By:	/s/ Thomas G. Arnold
Vice President,
Corporate Controller

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger by and among Sun Microsystems, Inc., Stanford Acquisition Corporation and Storage Technology Corporation dated as of June 2, 2005

10.1	Form of Voting Agreement, dated as of June 2, 2005, by and among Sun Microsystems, Inc., Storage Technology Corporation and certain stockholders

99.1	Press Release issued jointly by Sun Microsystems, Inc. and Storage Technology Corporation, dated June 2, 2005